UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2015

CENTERPOINT ENERGY, INC.

(Exact name of registrant as specified in its charter)

Texas	1-31447	74-0694415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Louisiana Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 207-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendment to Bylaws

On December 10, 2015, as a result of its annual corporate governance review process, the board of directors (the “Board”) of CenterPoint Energy, Inc. (the “Company”) approved the First Amendment (the “First Amendment”) to the Amended and Restated Bylaws of the Company (as amended and restated, the “Bylaws”). The First Amendment provides that, unless the Company consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of Texas or, if such court lacks jurisdiction, the state district court of Harris County, Texas, will be the sole and exclusive forum for certain types of litigation. The types of litigation covered by this exclusive forum provision include (i) derivative lawsuits, (ii) actions asserting breach of duty by a director, officer or employee, (iii) actions pursuant to any provision of the Texas Business Organizations Code, the articles of incorporation of the Company or the Bylaws, and (iv) actions asserting a claim governed by the internal affairs doctrine.

The Board committed to submit the exclusive forum provision to the Company’s shareholders at the 2016 annual meeting of the Company for ratification. In the event the exclusive forum provision is not ratified by the affirmative vote of the holders of a majority of the shares of common stock of the Company represented in person or by proxy at such meeting, the Board will amend the Bylaws to remove exclusive forum provision within five business days following such meeting.

The foregoing description of the terms of the First Amendment do not purport to be complete and are subject to, and qualified in their entirety by reference to, the First Amendment, which is filed herewith as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

3.1	First Amendment to Amended and Restated Bylaws.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERPOINT ENERGY, INC.

Date: December 11, 2015	By:	/s/ Dana C. O’Brien
Dana C. O’Brien
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

3.1	First Amendment to Amended and Restated Bylaws.